Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective as of October 20, 2014, by and between Advaxis, Inc., a Delaware corporation (the “Company”), and David J. Mauro (“Executive”).

WHEREAS, the Company and Executive desire to enter into this Agreement pursuant to which the Company will employ Executive in the capacity, for the period, and on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the parties hereby agree as follows:

1. EMPLOYMENT AND DUTIES. The Company hereby employs Executive and Executive hereby accepts such employment in the capacity of Chief Medical Officer, Executive Vice President, and agrees to act in accordance with the terms and conditions hereinafter set forth. During the Term (as defined below), Executive agrees that he will devote time, attention and skills to the operation of the Business (as defined below) of the Company and that he will perform such duties, functions, responsibilities and authority in connection with the foregoing as are customarily assigned to individuals serving in such position and such other duties consistent with Executive’s title and position as the Company’s Board of Directors (the “Board”) or Chief Executive Officer specify from time to time. For purposes of this Agreement, the “Business” of the Company shall be defined as the development and commercialization of immunotherapy drug candidates and related technology based products.

Executive represents and warrants that he is not bound by the terms of any agreement with any previous employer or other party that would limit her abilities to perform her duties and obligations hereunder. In connection with Executive’s employment, Executive further represents and warrants that he will not use any confidential or proprietary information of any previous employer.

2. TERM. The term of this Agreement shall commence on the date hereof and shall continue for a period of one (1) year (the “Initial Term”). Thereafter, this Agreement shall be automatically renewed for one year periods (“Renewal Terms”), unless otherwise terminated by the Company or Executive upon written notice to the other given not less than ninety (90) days prior to the expiration of the Initial Term or the applicable Renewal Term of the Agreement. The Initial Term and any Renewal Terms thereof shall be referred to herein as the “Term.”

3. COMPENSATION. In consideration of all the services to be rendered by Executive to the Company hereunder, the Company hereby agrees to pay or otherwise provide Executive the following compensation and benefits. It is furthermore understood that the Company shall have the right to make any applicable deductions or withholdings as agreed to by the parties or required by applicable law (including but not limited to Social Security payments, income tax withholding and other required deductions not in effect or which may become effective by law any time during the Term) from the following compensation.

(a) SALARY. Executive shall receive an annual salary of Three Hundred Fifteen Thousand Dollars and Zero Cents ($315,000.00), plus annual cost of living (COLA—as determined by the Social Security Administration) salary increases commencing on the one-year anniversary of the execution of this Agreement (“Base Salary”). The applicable Base Salary shall be reviewed by the Chief Executive Officer and the Compensation Committee of the Board (the “Compensation Committee”) immediately following the end of the Company’s fiscal year to determine the annual increase, or decrease consistent with the Company’s decrease in the base salaries of other senior executives, to the applicable year’s Base Salary; provided, however, that in no event shall such annual increase be less than the cost of living increase. The Base Salary shall be paid in two components, as follows: (a) (95%) of the Base Salary shall be paid in cash (the “Cash Component”), and (b) (5%) of the Base Salary shall be paid in common stock (“Common Stock”) of the Company (the “Stock Component”) as set forth below.

(i) The applicable Cash Component will be paid in equal installments not less frequently than bi-monthly in accordance with the Company’s salary payment practices and employment tax withholding obligations in effect from time to time for senior executives of the Company.

(ii) The applicable Stock Component will be paid on the last business day of each calendar month (if Executive has provided services to the Company in accordance with the Agreement through such date) (each such date, a “Purchase Date”) as follows: the Company shall withhold an amount equal to 5% of the Executive Base Salary from each salary payment date described in Section 3(a)(i) that falls within such calendar month and use such funds on the Purchase Date to purchase shares of the Company’s Common Stock from the Company at a purchase price equal to the consolidated closing bid price of the Common Stock on the Purchase Date.

(iii) At the time of issuance of the Common Stock as described in Section 3(a)(ii) above, or any time thereafter as determined by the Company to be necessary or appropriate, Executive authorizes withholding of all applicable tax obligations from payroll and any other amounts payable to Executive, and otherwise agrees to make adequate arrangements, as approved at the discretion of the Company, for the applicable tax obligations in connection with the issuance of the Common Stock. Subject to compliance with applicable law, the Company, at its sole discretion, may permit Executive to satisfy all or any portion of the tax obligations by deducting from shares of Common Stock to be issued to Executive a number of whole shares having a fair market value, as determined by the Company, not in excess of the amount of the tax obligations determined by the applicable minimum statutory withholding rates.

(iv) Executive acknowledges and agrees that as of the date hereof, the Company has not filed a Registration Statement on Form S-8 (or any other registration form) that covers the shares of Common Stock issuable hereunder. Executive further acknowledges and agrees that the shares of Common Stock received by Executive pursuant to this Section 3(a) may not be sold by Executive except pursuant to an applicable registration statement or exemption from registration. No Common Stock shall be issued in connection with a grant hereunder unless and until all legal requirements applicable to the issuance of such Common Stock have been complied with. Each grant made shall be conditioned on Executive’s undertaking in writing to comply with such restrictions on his subsequent disposition of such shares of Common Stock, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Common Stock issued or transferred hereunder will be subject to such stop transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

(v) Executive shall not have voting or any other rights as a stockholder of the Company with respect to any shares of Common Stock issuable hereunder until immediately following the issuance of any such shares of Common Stock in accordance herewith.

(vi) Executive understands and agrees that the Company has not advised Executive regarding Executive’s income tax liability in connection with the issuance of stock as contemplated hereunder. Executive has reviewed with Executive’s own tax advisors the federal, state, local and foreign tax consequences of an investment in the Common Stock and the transactions contemplated hereby. Executive is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Executive understands that, except as otherwise specifically provided in the Agreement, Executive (and not the Company) shall be responsible for Executive’s own tax liability that may arise as a result of an investment in the Common Stock or the transactions contemplated by this Agreement.”

(b) BONUS PAYMENT. At the end of each fiscal year of the Company, in addition to the Base Salary then in effect, Executive shall be eligible to receive a bonus payment (the “Bonus Payment”) of between 10 and 50% of the applicable year’s Base Salary (the “Bonus Percentage”). The Bonus Payment, if any, will be paid in accordance with the Company’s bonus payment practices in effect from time to time for senior executives of the Company. It will be awarded in the sole discretion of the Compensation Committee based on a mutually agreed set of goals established during the first month of each fiscal year, in consultation with the Chief Executive Officer. Determinations as to whether Executive has met these mutually agreed upon set of goals will be determined in the sole discretion of the Compensation Committee. Executive must be employed by the Company, without the occurrence of any of the Events of Termination, as that term is defined below, and without having tendered notice to the Company of an anticipated Event of Termination, at the time that the Bonus Payment is to be paid to Executive.

(c) BENEFIT PLANS. As of the date hereof, Executive shall be eligible to participate in the Company’s group health insurance plan and any other benefit plan applicable to the Company’s senior executives.

(d) INSURANCE. The Company may secure, in its own name, or otherwise, and at its own expense, life, health, accident and other insurance covering Executive or Executive and others. Executive agrees to assist the Company in procuring such insurance by submitting to the usual and customary medical and other examinations and by signing, as the insured, such applications and other instruments in writing as may be reasonably required by the insurance companies to which application is made pursuant to such insurance. Executive agrees that he shall have no right, title, or interest in or to any insurance policies or to the proceeds thereof which the Company many so elect to take out or to continue on the Executive’s life.

(e) INDUCEMENT GRANT OF COMPANY STOCK. Upon execution and delivery of this Agreement, Executive shall receive 165,000 restricted shares of the Company’s Common Stock (the “Restricted Stock”) as an inducement grant. One third of these shares will vest immediately, one third on your first anniversary of employment with the Company, and one third on your second anniversary of employment with the Company, in accordance with, and which shall be subject to the restrictions set out in, the form of Restricted Stock Award Agreement, a copy of which is attached hereto as Exhibit A.

(f) EXPENSES. Executive shall be entitled to be reimbursed for all reasonable expenses incurred by him in connection with the fulfillment of her duties hereunder, including all necessary continuing education and certification costs and related expenses; provided, however, that Executive has obtained the Company’s prior written approval of such expenses and has complied with all policies and procedures related to the reimbursement of such expenses as shall, from time to time, be established by the Company.

(g) VACATIONS AND SICK LEAVE. Executive shall be entitled to four (4) weeks’ paid vacation annually to be taken in accordance with the Company’s vacation policy in effect from time to time and at such time or times as may be mutually agreed upon by the Company and Executive. Unused vacation time may not be carried over from year to year. Executive shall also be entitled to sick leave in accordance with the Company’s sick leave policies in effect from time-to-time.

4. TERMINATION.

(a) EVENTS OF TERMINATION. This Agreement and the employment relationship shall terminate on the earliest to occur of the following events (the “Events of Termination”):

(i) expiration of the Term;

(ii) written mutual agreement of the Company and Executive;

(iii) the voluntary resignation by Executive with Good Reason. “Good Reason” shall be defined as: (a) the failure of the Company to pay Executive any compensation when due, save and except for a disputed claim to compensation; (b) a significant adverse change in the nature or scope of the authority, powers, functions, responsibilities, or duties attached to the positions of Executive with the Company as set forth herein; or (c) a material breach by the Company or its successors of a term or condition of this Agreement.

(iv) the voluntary resignation of Executive without Good Reason;

(v) the death of Executive;

(vi) the disability of Executive. Executive shall be deemed disabled if, as a result of Employee’s incapacity due to physical or mental illness, Executive shall have been absent from her duties hereunder on a full time basis for a period of one (1)month or longer;

(vii) the retirement of Executive;

(viii) the termination of Executive’s employment by the Company for “Just Cause,” as determined by the Company in its sole discretion. “Just Cause” shall include: (a) the failure by Executive to substantially perform her assigned duties for the Company, which failure has continued for a period of at least fifteen (15) days following written notice of demand for substantial performance, signed by an officer or director of the Company, has been delivered to Executive specifying the manner in which Executive has failed to substantially perform; (b) Executive engaging in conduct, which in the Company’s sole discretion, is demonstrably and materially injurious to the Company, which Executive does not cease following Executive’s receipt of written notice from the Company specifying the nature of such conduct; (c) behavior constituting gross negligence or willful misconduct by the Executive during the course of her duties and the term of this Agreement; (d) the misappropriation of corporate assets or corporate opportunities by Executive or any other acts of dishonesty or breach of Executive’s fiduciary obligation to the Company; or (e) the involvement of Executive in a felony or a misdemeanor involving moral turpitude (including the entry of a plea of nolo contendre); or

(ix) the termination of Executive’s employment by the Company without “Just Cause.”

(b) EVENTS OF TERMINATION TRIGGERING SEVERANCE PAYMENT. If the Company terminates Executive’s employment without Just Cause, if Executive voluntarily resigns with Good Reason, or if Executive’s employment is terminated due to disability, as that term is defined above, Executive shall be entitled to receive, provided Executive properly executes and does not revoke a Confidential Separation and Release Agreement in the form provided by the Company at the time of separation from her employment, in addition to the applicable Base Salary, plus any accrued but unused vacation time and unpaid expenses (in accordance with Sections 3(e) and (f) hereof) that have been earned by the Executive as of the date of such termination (“Termination Date”), the following severance payments (the “Severance Payments”):

(i) equal monthly installments at the applicable Base Salary rate then in effect, as determined on the first day of the calendar month immediately preceding the day of termination, to be paid beginning on the first day of the month following such Termination Date and continuing twelve (12) months following the Termination Date (the “Severance Period”). Whenever Severance Payments are payable to Executive hereunder during a time when Executive is partially or totally disabled, and such disability would entitle him to disability income payments according to the terms of any plan or policy now or hereafter provided by the Company, the Severance Payments payable to Executive hereunder shall be inclusive of any such disability income and shall not be in addition thereto, even if such disability income is payable directly to Executive by an insurance company under a policy paid for by the Company.

(ii) during the Severance Period, health benefits substantially similar to those which Executive was receiving or entitled to receive immediately prior to termination.

(iii) all stock options held by the Executive will be deemed fully vested and exercisable on the Termination Date and the exercise period for such stock options will be increased by a period of two years from the Termination Date.

(iv) issuance of all Common Stock earned by the employee that has not yet been issued within four business days of the Termination Date.

(v) removal of all restrictive legends on shares held by the Executive that qualify for such treatment under Rule 144 of the Securities and Exchange Act of 1934 within 10 business days of the presentation of such shares to the Company’s transfer agent.

(c) EVENTS OF TERMINATION NOT TRIGGERING SEVERANCE PAYMENT. If Executive’s employment with the Company is terminated for any reason other those specifically enumerated in Section 4(b) of this Agreement, including, but not limited to, the expiration of the Term, written mutual agreement of the Company and Executive, the voluntary resignation of Executive without Good Reason, the death or retirement of Executive, or the termination of Executive’s employment by the company with “Just Cause,” Executive shall not be entitled to receive any compensation other than her accrued salary through the effective date of such termination, plus any accrued but unused vacation time and unpaid expenses (in accordance with Sections 3(e) and (f) hereof) that have been earned by the Executive as the date of such termination. Executive shall also be entitled to the continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), provided, that, Executive shall be solely responsible for premiums, costs and expenses associated therewith. The provisions of this Section 4(c) shall be in addition to, and not in lieu of, any other rights and remedies the Company may have at law or in equity under any other provision of this Agreement in respect of such termination of employment.

(d) SECTION 409A. Notwithstanding anything to the contrary in this Agreement, no Severance Payments or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other Severance Payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s “separation from service”, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s “separation from service”. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s “separation from service”, but prior to the six (6) month anniversary of the “separation from service”, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. For purposes of this Agreement, “Treasury Regulations” shall mean the treasury regulations promulgated under the Internal Revenue Code of 1986, as amended.

(ii) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations or qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A limits will not constitute Deferred Payments for purposes of clause (i) above.

(iii) The Severance Payments provided under this Section 4 are intended to be exempt from or comply with the requirements of Section 409A so that none of the Severance Payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(e) PAYMENT IN CASH. For sake of clarity, the parties agree that any Bonus Payment under Section 3(b) and any Severance Payment under Section 4(b) of the Agreement shall be paid solely in cash.

5. RESTRICTIVE COVENANTS. Executive and the Company agree that the Company would suffer irreparable harm and incur substantial damage if Executive were to enter into Competition (as defined herein) with the Company. Therefore, in order for the Company to protect its legitimate business interests, Executive agrees as follows:

(a) Without the prior written consent of the Company, Executive shall not, during the period of employment with the Company for any reason, directly or indirectly, invest or engage in any business that is Competitive (as defined herein) with the Business of the Company or accept employment or render services to a Competitor (as defined herein) of the Company as a director, officer, agent, employee or consultant or solicit or attempt to solicit or accept business that is Competitive with the Business of the Company, except that Executive may own up to five percent (5%) of any outstanding class of securities of any company registered under Section 12 of the Securities Exchange Act of 1934, as amended.

(b) Without the prior written consent of the Company and upon any termination of Executive’s employment with the Company for any reason and for a period of twelve (12) months thereafter, Executive shall not, either directly or indirectly, (i) invest or engage in any business that is Competitive (as defined herein) with the Business of the Company, except that Executive may own up to five percent (5%) of any outstanding class of securities of any company registered under Section 12 of the Securities Exchange Act of 1934, as amended, (ii) accept employment with or render services to a Competitor of the Company as a director, officer, agent, employee or consultant unless he is serving in a capacity that has no relationship to that portion of the Competitor’s business that is Competitive with the Business of the Company, or (iii) solicit, attempt to solicit or accept business Competitive with the Business of the Company from any of the customers of the Company at the time of her termination or within twelve (12) months prior thereto or from any person or entity whose business the Company was soliciting at such time.

(c) Upon termination of her employment with the Company for any reason, and for a period of twelve (12) months thereafter, Executive shall not, either directly or indirectly, engage, hire, employ or solicit in any manner whatsoever the employment of an employee of the Company.

(d) For purposes of this Agreement, a business or activity is in “Competition” or “Competitive” with the Business of the Company if it involves, and a person or entity is a “Competitor”, if that person or entity is engaged in, or about to become engaged in, the research, development, design, manufacturing, marketing or selling of a specific product or technology that resembles, competes, or is designed to compete, with, or has applications similar to any product or technology for which the Company has obtained or applied for a patent or made disclosures, or any product or technology involving any other proprietary research or development engaged in or conducted by the Company during the term of Executive’s employment with the Company.

6. CONFIDENTIALITY. Executive acknowledges and agrees that all nonpublic information concerning the business of the Company or any of its affiliates including without limitation, nonpublic information relating to it or its affiliates’ products, customer lists, pricing, trade secrets, patents, business methods and cost data, business plans, strategies, drawings, designs, nonpublic information regarding product development, marketing plans, sales plans, manufacturing plans, management organization (including but not limited to nonpublic data and other information relating to members of the Board, the Company or any of their affiliates or to management of the Company or any of its affiliates), operating policies or manuals, financial records, design or other nonpublic financial, commercial, business or technical information (i) relating to the Company or any of its affiliates or (ii) that the Company or any of its affiliates may receive belonging to suppliers, customers or others who do business with the Company or any of its affiliates (collectively, the “Confidential Information”) is and shall remain the property of the Company. Executive recognizes and agrees that all of the Confidential Information, whether developed by Executive or made available to Executive, other than (i) information that is generally known to the public, (ii) information already properly in Executive’s possession on a non-confidential basis from a source other than the Company or its affiliates, which source to Executive’s knowledge is not prohibited from disclosing such information by a legal, contractual or other obligation of confidentiality to the Company or its affiliates, or (iii) information that can be demonstrated by Executive to have been independently developed by Executive without the benefit of Confidential Information from the Company or its affiliates, is a unique asset of the business of the Company, the disclosure of which would be damaging to the Company. Accordingly, Executive agrees to use such Confidential Information only for the benefit of the Company. Executive agrees that during the Employment Period and until the sixth anniversary of the date of termination or expiration Executive’s employment with the Company or its affiliates, Executive will not directly or indirectly, disclose to any person or entity any Confidential Information, other than information described in clauses (i), (ii) and (iii) above, except as may be required in the ordinary course of business of the Company or as may be required by law or government authority. If disclosure of any Confidential Information is requested or required by legal process, civil investigative demand, formal or informal governmental investigation or otherwise, Executive agrees (i) to notify the Company promptly in writing so that the Company may seek a protective order or other appropriate remedy, and to cooperate fully, as may be reasonably requested by the Company, in the Company’s efforts to obtain such a protective order or other appropriate remedy, and (ii) shall comply with any such protective order or other remedy if obtained. Information concerning the business of the Company or any of its affiliates that becomes public as a result of Executive’s breach of this Section 6 shall be treated as Confidential Information under this Section 6. Notwithstanding any provision herein to the contrary, Executive may disclose the terms of this Agreement to the extent necessary to enforce its rights under this Agreement.

7. WORKS FOR HIRE. Executive acknowledges and agrees that all services performed for the Company during the Term are provided on a work for hire basis (as that term is used in the United States Copyright Act), and that Executive has no right, claim or title, and expressly disavows any such right, claim, or title, to any such work. If, for any reason, the foregoing is ineffective to confirm the absolute, irrevocable and unconditional ownership by, or rights of, the Company in any materials created by Executive in connection with such services, or if it should ever be determined that any of such materials are not a “work-made-for-hire” exclusively owned and authored by the Company, Executive hereby absolutely, irrevocably and unconditionally assigns (or, to the extent such assignment is or may be prohibited or limited by any applicable law, hereby absolutely, irrevocably and unconditionally licenses, royalty-free) exclusively to the Company all of such materials, throughout the universe in perpetuity, without condition, exclusion, limitation or reservation.

8. NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and deemed to have been given when delivered in person or when dispatched by telegram, electronic mail, or electronic facsimile transfer (confirmed in writing by mail, registered or certified, return receipt requested, postage prepaid, simultaneously dispatched) to the addressees at the addresses specified below.

If to Executive:	David J. Mauro
36 Terrell Drive
Washington Crossing, PA 18977

If to the Company:	Daniel J. O’Connor
President and Chief Executive Officer
Advaxis, Inc.
305 College Road East
Princeton, NJ 08540

or to such other address or fax number as either party may from time to time designate in writing to the other.

9. NON-DISPARAGEMENT AGREEMENT. Except as otherwise required by law, Executive agrees that he will not make any false, negative or disparaging comments about, and that he will refrain from directly or indirectly making any comments or engaging in publicity or any other action or activity which reflects adversely upon, the Company, its employees, agents or representatives. This Non-Disparagement provision applies to comments made verbally, in writing, electronically or by any other means, including, but not limited to blogs, postings, message boards, texts, video or audio files and all other forms of communication.

10. LEGAL REPRESENTATION. Executive acknowledges that he was advised to consult with, and has had ample opportunity to receive the advice of, independent legal counsel before executing this Agreement, and that the Company advised Executive to do so and that Executive has fully exercised that opportunity to the extent he desired. Executive acknowledges that he had ample opportunity to consider this Agreement and to receive an explanation from such legal counsel of the legal nature, effect, ramifications, and consequences of this Agreement. Executive warrants that he has carefully read this Agreement, that he understands completely its contents, that he understands the significance, nature, effect, and consequences of signing it, and that he has agreed to and signed this Agreement knowingly and voluntarily of his own free will, act, and deed, and for full and sufficient consideration.

11. ENTIRE AGREEMENT. This Agreement, together with Exhibit A, constitutes the entire agreement between the parties hereto relating to the subject matter hereof, and supersedes all prior agreements and understandings, whether oral or written, with respect to the same. No modification, alteration, amendment or revision of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by both parties hereto.

12. GOVERNING LAW. This Agreement is made and entered into in the State of New Jersey, and shall in all respects be interpreted, enforced, and governed by and continued and enforced in accordance with the internal substantive laws (and not the laws of choice of laws) of the State of New Jersey applicable to contracts entered into and to be performed in New Jersey.

13. ASSIGNMENT. The rights and obligations of the parties under this Agreement shall not be assignable without written permission of the other party.

14. SEVERABILITY. The invalidity of any provision of this Agreement under the applicable laws of the State of New Jersey or any other jurisdiction, shall not affect the other provisions hereby declared to be severable from all other provisions. The intention of the parties, as expressed in any provision held to be void or ineffective, shall be given such full force and effect as may be permitted by law.

15. SURVIVAL. The obligations of the Company or its successor to pay any Severance Payments required hereunder subsequent to the termination of this Agreement and the obligations of Executive under Sections 5, 6, and 7 hereof, and all subparts thereof, shall survive the termination of this Agreement.

16. REMEDIES. Executive and the Company recognize that the services to be rendered under this Agreement by Executive are special, unique, and of extraordinary character, and that in the event of the breach by Executive of the terms and conditions of Sections 5, 6, and 7 hereof, or any subpart thereof, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, to obtain damages for any breach thereof.

17. DISPUTE RESOLUTION. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with the Agreement, including any dispute relating to production, use or commercialization, which the parties shall be unable to resolve within sixty (60) days, shall be submitted to good faith mediation. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing, which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediation firm, company, or agency in New Jersey, or identify an individual mediator(s), and such representatives shall schedule a date with such firm or mediator(s) for a mediation hearing. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the Courts of the State of New Jersey or in the United States District Court for the District of New Jersey, to whose jurisdiction for such purposes Company and Executive each hereby irrevocably consents and submits.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Advaxis, Inc.
a Delaware corporation

By:	/s/ Daniel J. O’Connor
Name:	Daniel J. O’Connor
Title:	President and Chief Executive Officer

Executive:

/s/ David J. Mauro
David J. Mauro